Exhibit 99.1


              Itron Reports Second Quarter 2003 Results;
     Q2 Revenues And EPS Slightly Better Than Consensus Estimates


    SPOKANE, Wash.--(BUSINESS WIRE)--July 16, 2003--Itron, Inc. (Nasdaq:ITRI), today reported its financial results for the quarter ended June 30, 2003.
    Second quarter revenues were $80.3 million, up $7.8 million, or 11% over second quarter 2002 revenues. Year-to-date revenues were $154.9 million, up $20.4 million, or 15% over revenues in the first half of 2002.

    -- The increase in revenues in 2003 for both the second quarter and year-to-date periods was primarily driven by higher sales of automatic meter reading (AMR) systems and handheld meter reading system upgrades.

        -- We shipped 1.1 million AMR meter modules in the second quarter, 8% more than in the second quarter of last year. Year-to-date, we have shipped just over 2.0 million units, for a 9% increase over last year.

        -- In the second quarter we shipped a little more than 3,000 handheld computers for meter reading systems bringing the total for the first six months of 2003 to approximately 6,000 units. Shipments for both the quarter and year-to-date periods in 2003 are more than double the volumes last year.

    -- Also contributing to increased revenues in 2003 are software and services revenues of $4.4 million for the quarter, and $7.5 million year-to-date from two acquisitions completed within the last twelve months.

    -- Offsetting the increased revenues from hardware sales and acquisitions are lower revenues in 2003 compared with 2002 for AMR installation services and commercial and industrial meter data collection software system sales.

    On a GAAP basis, Itron had net income of $4.2 million in the second quarter of 2003, or 19 cents per diluted share, compared with $6.3 million in the second quarter of 2002, or 28 cents per diluted share. Year-to-date net income was $7.1 million for 2003, or 33 cents per diluted share, compared with $3.4 million, or 17 cents per diluted share in the first six months of 2002.
    Pro forma net income for the second quarter of 2003 was $6.1 million, or 28 cents per diluted share, compared with $6.5 million, or 29 cents per diluted share, in the second quarter of 2002. Year-to-date pro forma net income was $12.4 million, or 57 cents per diluted share compared with $11.8 million, or 53 cents per diluted share. Pro forma results exclude intangible amortization expenses, restructuring charges, and in-process R&D charges. A schedule reconciling income between GAAP and pro forma is attached to this release.
    "We are quite pleased with our results so far in 2003," said LeRoy Nosbaum, Itron chairman and CEO. "We are having a particularly good year so far in our core meter reading business, with hardware sales up twenty percent over last year. Economic conditions continue to affect purchasing decisions for software and services, as we knew they would. The good news there is that while we are experiencing a longer sales cycle than we would like in software and services, we continue to have a good pipeline. Customers that have recently implemented our software products for transmission and distribution systems design (TDS), as well as distribution asset management are seeing results quickly and in a number of cases, cost savings well in excess of what they targeted. That bodes well for future sales."
    Gross margin for the second quarter of 2003 was 49%, compared with 47% in the second quarter of last year, and 49% in the previous quarter. The higher gross margin in 2003 results principally from continuing improvements in hardware margin due to changes in product mix, higher manufacturing volumes, and lower component prices.
    Operating expenses, which include intangible asset amortization expenses, were higher in the second quarter and year-to-date periods in 2003, compared with the same periods in 2002, due to the four acquisitions completed since March 2002. In addition, general and administrative expenses in 2003 were higher by approximately $800,000 related to legal defense costs for the Benghiat patent litigation matter and increased consulting related to Sarbanes-Oxley compliance.
    Net interest expense was $901,000 for the second quarter of 2003 compared with $366,000 in 2002. Year-to-date net interest expense in 2003 was $1.2 million in 2003 compared with $1.3 million last year. Interest expense in 2003 includes interest on a $50 million term loan related to the Silicon Energy acquisition in March 2003. Interest expense in 2002 included interest expense for $53.2 million in subordinated debt, which was converted to common stock during the second quarter of 2002.
    Operating cash flow for the second quarter was $1.5 million compared to $15.1 million in the second quarter of 2002. Year-to-date cash flow from operations was $9.3 million in 2003 compared with $21.8 million in 2002. During the second quarter of 2003, we paid $4 million to a customer in connection with an amendment to a long-term warranty and maintenance agreement. The payment did not impact net earnings as it was charged against an accrued loss related to the agreement, but it did result in a reduction of operating cash flow for the quarter and year-to-date. Tax benefits from stock option exercises were $2.7 million and $3.5 million less in the second quarter and year-to-date periods in 2003 compared with 2002 as fewer options were exercised. Also driving the lower operating cash flow in 2003 was a large and temporary increase in accounts receivable, primarily due to sales later in the second quarter.
    New order bookings were $41 million during the second quarter of 2003 compared with $45 million in the second quarter of 2002. Year-to-date, new order bookings were $101 million, 22% higher than the $83 million in new order bookings during the first six months of 2002. "The amount of bookings in any given quarter can be greatly impacted by whether a larger sized order gets signed in the last few days of the quarter or the first few days of the next quarter," said Nosbaum. "Subsequent to quarter-end, we signed an AMR order with an existing meter reading handheld system customer worth approximately $11 million." Nosbaum also commented that while the Houston City Council approved the continuation of the City's multi-year AMR roll out of Itron AMR technology in June, that is not included in new order bookings yet as the related documentation has not yet been received.
    Total backlog, which represents the value of undelivered contractual orders, excluding annual maintenance, joint pole use and engineering services contracts, was $173 million at June 30, 2003, compared with $203 million at March 31, 2003. Twelve-month backlog represents the portion of backlog that will be earned over the next twelve months and was $79 million at June 30, 2003, compared with $102 million at March 31, 2003.

    Acquisition of SEM:

    In a separate release issued today, we announced that we have reached an agreement to acquire Schlumberger Electricity Metering, Inc. ("SEM") for a purchase price of $255 million. The acquisition combines the industry leader in automatic meter reading technology ("AMR") and meter data management solutions with the industry leader in electric metering and expands Itron's business into the North American electric meter market. A complete copy of that press release can be accessed at www.itron.com.

    Business Outlook:

    The following statements are based on management's current expectations and do not include the impact of the pending acquisition of SEM. That acquisition is expected to be slightly accretive and we will provide more detail on the expected financial impact of the SEM acquisition at closing, which is expected to occur in the third or fourth quarter. These forward-looking statements are made as of the date of this press release. Actual results may differ materially due to a number of risks and uncertainties. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    Our guidance for earnings for the full year 2003 remains unchanged with pro forma EPS expected to be between $1.20 and $1.25. Pro forma results for the year and quarter exclude restructuring charges, intangible asset amortization, and in-process R&D. Our expected range of revenues for 2003 is $320 to $330 million, approximately $10 million lower than previous guidance primarily due to continued slowness in software and services businesses. Third quarter revenues and EPS are expected to be slightly better than or comparable with those of the second quarter.
    "We are lowering our expectations for Transmission and Distribution Solutions software and services revenues in the second half of the year on the assumption that those orders are going to continue to take longer to close," commented Nosbaum. "Sales so far in 2003 are comparable with 2002 and we have recently closed some smaller TDS deals, including one in Spain. However, we acknowledge that an increase in TDS revenues in 2003 over 2002 is unlikely unless we close a large order within the next month or so. We remain bullish about the long-term prospects for our TDS business."

    Use of Pro Forma Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, Itron uses pro forma measures of operating results, net income and earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs, expenses and expense reversals that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe the pro forma results provide useful information to investors in terms of enhancing their overall understanding of our current financial performance as well as our future prospects. We have historically provided pro forma results and believe the inclusion of them provides investors with consistency in our financial reporting. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.

    Forward Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings growth and cost reduction programs. These statements reflect the Company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those anticipated. Risks and uncertainties include 1) the timing of the SEM acquisition closing or the failure to finalize satisfactory credit arrangements for that acquisition, 2) the rate and timing of customer demand for the Company's products, 3) rescheduling of current customer orders, 4) the outcome of appeals or any negotiation efforts associated with the Benghiat litigation and estimating costs associated with litigation defense, 5) changes in law and regulation (including FCC licensing actions), 6) and other factors which are more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    Investor Conference Call:

    Itron will host a teleconference with institutional investors and analysts at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time), on Thursday, July 17, 2003 to discuss financial results for the second quarter 2003 as well as the acquisition of SEM. Internet users can hear a simultaneous live webcast of the teleconference at www.itron.com, "About Itron - Investor Relations - Investor Events." Webcast replays will begin shortly after the conclusion of the call and will be available through August 31, 2003. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 800-428-6051 (Domestic) or 973-709-2089 (International), passcode 299315.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management.
    Statements of operations, reconciliation between reported and pro forma income and EPS, balance sheets and segment information follow.



                         ITRON, INC.
             CONSOLIDATED STATEMENTS OF OPERATIONS




(Unaudited, $ in thousands,      Three Months Ended Six Months Ended
 except per share data)
                                     June 30,           June 30,
Revenues                           2003     2002      2003      2002
                                 -------- -------- --------- ---------
   Sales                         $69,941  $61,858  $133,858  $112,044
   Service                        10,323   10,581    21,051    22,470
                                 -------- -------- --------- ---------
   Total revenues                 80,264   72,439   154,909   134,514
                                 -------- -------- --------- ---------
Cost of revenues
   Sales                          33,629   31,580    63,490    57,123
   Service                         7,281    7,008    15,203    16,253
                                 -------- -------- --------- ---------
   Total cost of revenues         40,910   38,588    78,693    73,376
                                 -------- -------- --------- ---------
Gross profit                      39,354   33,851    76,216    61,138

Operating expenses
   Sales and marketing             9,786    7,669    18,223    14,328
   Product development            11,459   10,388    21,617    17,895
   General and administrative      7,486    6,176    15,259    11,035
   Amortization of intangibles     2,765      573     4,653       910
   Restructurings                     43        -     2,208         -
   In-process research and
    development                        -     (200)      900     7,200
                                 -------- -------- --------- ---------
   Total operating expenses       31,539   24,606    62,860    51,368
                                 -------- -------- --------- ---------
Operating income                   7,815    9,245    13,356     9,770
Other income (expense)
   Equity in affiliates               30       50        52        46
   Interest income                    28      344       197       665
   Interest expense                 (929)    (710)   (1,385)   (2,002)
   Other income (expense), net       (61)   1,071       (36)    1,209
                                 -------- -------- --------- ---------
   Total other income (expense)     (932)     755    (1,172)      (82)
                                 -------- -------- --------- ---------

Income before income taxes         6,883   10,000    12,184     9,688
Income tax provision              (2,710)  (3,675)   (5,095)   (6,333)
                                 -------- -------- --------- ---------
Net income                       $ 4,173  $ 6,325  $  7,089  $  3,355
                                 ======== ======== ========= =========

Earnings per share
   Basic net income per share    $  0.20  $  0.32  $   0.35  $   0.18
                                 ======== ======== ========= =========

   Diluted net income per share  $  0.19  $  0.28  $   0.33  $   0.17
                                 ======== ======== ========= =========

Weighted average number of
 shares outstanding
   Basic                          20,372   19,775    20,306    18,174
   Diluted                        21,765   22,672    21,603    20,051


                          ITRON, INC.
     RECONCILIATION BETWEEN GAAP AND PRO FORMA INCOME AND EPS




(Unaudited, $ in thousands, except   Three Months    Six Months Ended
 per share data)                         Ended
                                        June 30,          June 30,
PRO FORMA NET INCOME                  2003     2002     2003     2002
                                   -------- -------- -------- --------
GAAP basis income before income
 taxes                             $ 6,883  $10,000  $12,184  $ 9,688

Adjustments to net income
  Amortization of intangibles        2,765      573    4,653      910
  Restructurings                        43        -    2,208        -
  In-process research and
   development                           -     (200)     900    7,200
                                   -------- -------- -------- --------
     Total adjustments               2,808      373    7,761    8,110

Adjusted income before income taxes  9,691   10,373   19,945   17,798
Income tax provision                (3,623)  (3,889)  (7,567)  (6,674)
                                   -------- -------- -------- --------
Pro forma net income               $ 6,068  $ 6,484  $12,378  $11,124
                                   ======== ======== ======== ========


PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of basic
 shares outstanding                 20,372   19,775   20,306   18,174
                                                         .
Basic pro forma net income per
 share                             $  0.30  $  0.33  $  0.61  $  0.61
                                   ======== ======== ======== ========

Diluted
Weighted average number of basic
 shares outstanding                 20,372   19,775   20,306   18,174
Employee stock option shares         1,393    1,839    1,297    1,877
Convertible debt shares                  -    1,058        -    2,124
                                   -------- -------- -------- --------
Weighted average number of diluted
 shares outstanding                 21,765   22,672   21,603   22,175

Pro forma net income               $ 6,068  $ 6,484  $12,378  $11,124
Interest on convertible debt, net
 of taxes                                -       89        -      650
                                   -------- -------- -------- --------
Adjusted pro forma net income      $ 6,068  $ 6,573  $12,378  $11,774
                                   ======== ======== ======== ========

Diluted pro forma net income per
 share                             $  0.28  $  0.29  $  0.57  $  0.53
                                   ======== ======== ======== ========


                         ITRON, INC.
                     SEGMENT INFORMATION




(Unaudited, $ in thousands)    Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                                  2003      2002      2003      2002
                               --------- --------- --------- ---------
Revenues
  Electric                     $ 38,515  $ 36,528  $ 77,718  $ 67,301
  Natural Gas                    13,810    13,088    28,315    23,462
  Water and Public Power         24,187    19,233    42,290    36,662
  International                   3,250     3,590     5,966     7,089
  End User Solutions                502         -       620         -
                               --------- --------- --------- ---------
  Total revenues               $ 80,264  $ 72,439  $154,909  $134,514
                               ========= ========= ========= =========


Gross profit
  Electric                     $ 18,252  $ 17,428  $ 38,847  $ 31,619
  Natural Gas                     7,938     7,697    17,079    13,382
  Water and Public Power          9,598     8,142    17,364    15,011
  International                     841     1,260       748     2,671
  End User Solutions                136         -       153         -
  Corporate                       2,589      (676)    2,025    (1,545)
                               --------- --------- --------- ---------
  Total gross profit           $ 39,354  $ 33,851  $ 76,216  $ 61,138
                               ========= ========= ========= =========


Operating income (loss)
  Electric                     $ 15,172  $ 15,479  $ 33,166  $ 27,854
  Natural Gas                     7,134     7,107    15,520    12,293
  Water and Public Power          8,161     7,178    14,690    13,094
  International                    (638)     (770)   (2,425)   (1,171)
  End User Solutions               (455)        -      (640)        -
  Corporate                     (21,559)  (19,749)  (46,955)  (42,300)
                               --------- --------- --------- ---------
  Total operating income       $  7,815  $  9,245  $ 13,356  $  9,770
                               ========= ========= ========= =========

                            ITRON, INC.
                    CONSOLIDATED BALANCE SHEETS




(Unaudited, $ in thousands)                     June 30,  December 31,
                                                   2003       2002
                                                --------- ------------
                        ASSETS
Current assets
Cash and cash equivalents                       $  9,909     $ 32,564
Accounts receivable, net                          56,689       57,571
Inventories                                       16,018       15,660
Deferred income taxes                              6,182        5,927
Other                                              3,684        2,770
                                                --------- ------------
     Total current assets                         92,482      114,492

Property, plant and equipment, net                32,421       30,168
Equipment used in outsourcing, net                11,034       11,589
Intangible assets, net                            30,598       18,305
Goodwill                                          86,797       44,187
Deferred income taxes, net                        37,486       24,050
Other                                              5,435        4,455
                                                --------- ------------
     Total assets                               $296,253     $247,246
                                                ========= ============

        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses           $ 27,641     $ 25,526
Wages and benefits payable                        14,408       18,259
Accrued litigation                                 7,400        7,400
Current portion of debt                           17,388          691
Unearned revenue                                  10,420       11,580
                                                --------- ------------
     Total current liabilities                    77,257       63,456

Long-term debt                                    29,167            -
Project financing debt                             4,400        4,762
Warranty and other obligations                    12,962       17,427
                                                --------- ------------
     Total liabilities                           123,786       85,645

Shareholders' equity
Common stock                                     198,445      195,546
Preferred stock                                        -            -
Accumulated other comprehensive income (loss)        598         (280)
Accumulated deficit                              (26,576)     (33,665)
                                                --------- ------------
     Total shareholders' equity                  172,467      161,601
                                                --------- ------------
     Total liabilities and shareholders' equity $296,253     $247,246
                                                ========= ============




    CONTACT: Itron, Inc.
             Investor Relations and Corporate Communications
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com